Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 5, 2019

Registration Statement No. 333-223172

Supplementing Preliminary Prospectus Supplement Dated September 5, 2019

and Prospectus Dated September 5, 2019

Healthcare Trust of America Holdings, LP

3.500% Senior Notes due 2026

3.100% Senior Notes due 2030

in each case fully and unconditionally guaranteed by

Healthcare Trust of America, Inc.

Issuer:	Healthcare Trust of America Holdings, LP

Guarantor:	Healthcare Trust of America, Inc.

Ratings (Moody’s / S&P)*:	Baa2 (Stable) / BBB (Stable)

Trade Date:	September 5, 2019

Settlement Date:	September 16, 2019; (T+7)

	2026 Notes	2030 Notes

Principal Amount:	$250 million, constituting additional notes of, and a single series with, Healthcare Trust of America Holdings, LP’s outstanding 3.500% Senior Notes due 2026, of which $350.0 million aggregate principal amount was issued on July 12, 2016 and is outstanding as of the date of this free writing prospectus	$650 million

Maturity Date:	August 1, 2026	February 15, 2030

Interest Payment Dates:	February 1 and August 1, commencing February 1, 2020	February 15 and August 15, commencing February 15, 2020

Benchmark Treasury:	1.625% due August 15, 2029	1.625% due August 15, 2029

Benchmark Treasury Price / Yield:	100-19+ / 1.559%	100-19+ / 1.559%

Spread to Benchmark Treasury:	T + 133 basis points	T + 158 basis points

Yield to Maturity:	2.889%	3.139%

Coupon (Interest Rate per annum):	3.500% per annum	3.100% per annum

Offering Price:	103.660% of the Principal Amount, plus accrued interest from August 1, 2019 in the amount of $1,093,750.00	99.658% of the Principal Amount, plus accrued interest, if any, from September 16, 2019

Optional Redemption Provisions:

Make-Whole Call at Treasury + 35 basis points

If the notes are redeemed on or after May 1, 2026, the redemption price will be 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

Make-Whole Call at Treasury + 25 basis points

If the notes are redeemed on or after November 15, 2029, the redemption price will be 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

CUSIP / ISIN:	42225UAD6 / US42225UAD63	42225UAG9 / US42225UAG94

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

Capital One Securities, Inc.

Jefferies LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

Capital One Securities, Inc.

Jefferies LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Co-Managers:	BBVA Securities Inc. Fifth Third Securities, Inc. Regions Securities LLC Scotia Capital (USA) Inc.	BBVA Securities Inc. Fifth Third Securities, Inc. Regions Securities LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The information in this term sheet supplements Healthcare Trust of America Holdings, LP’s preliminary prospectus supplement, dated September 5, 2019 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

The Issuer and Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and Guarantor have filed with the SEC for more complete information about them and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request a copy of the prospectus supplement for the offering from (i) BofA Securities, Inc. by email at dg.prospectus_requests@baml.com or by calling 1-800-294-1322, (ii) J.P. Morgan Securities LLC by calling 212-834-4533, (iii) U.S. Bancorp Investments, Inc. by calling 1-877-558-2607 or (iv) Wells Fargo Securities, LLC by calling 1-800-645-3751.

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